                                                                      EXHIBIT 8
                                                                      ---------

April 12, 1996


Board of Directors                                   Board of Directors
Old National Bancorp                                 The National Bank of Carmi
420 Main Street                                      1116 West Main Street
Evansville, Indiana  47708                           Carmi, Illinois 62821

     RE:  Merger of The National Bank of Carmi into Carmi Merger Bank, N.A.

Ladies and Gentlemen:

     The respective Boards of Directors of Old National Bancorp ("ONB") and The National Bank of Carmi ("Carmi") have requested our opinion as to certain federal income tax consequences of a reorganization involving ONB, Carmi Merger Bank, N.A. ("Merger Bank") and Carmi.

     In summary, the proposed transaction involves the merger of Carmi with and into Merger Bank ("Merger"), with Merger Bank as the surviving entity
("Surviving Bank").   In consideration of the proposed Merger, non-dissenting
Carmi shareholders will receive solely ONB voting common stock and cash for any fractional share interest of ONB voting common stock. Upon and after consummation of the proposed transaction, Merger Bank will continue as a wholly-owned subsidiary of ONB.

                                     FACTS
                                     -----

     In connection with the Merger, the following facts have been provided to us, and we have relied upon them for purposes of this opinion:

     A.   OLD NATIONAL BANCORP
          --------------------

     ONB maintains its principal office at 420 Main Street, Evansville, Vanderburgh County, Indiana 47708. ONB is a corporation duly incorporated and existing under the laws of the State of Indiana and is a registered bank holding company under the federal Bank Holding Company Act of 1956, as amended. As of December 31, 1995, ONB had 30,000,000 shares of voting, no par value, common stock authorized, of which approximately 25,370,000 shares were issued and outstanding. ONB common stock is traded in the over-the-counter market and stock prices are reported on the Nasdaq National Market System. No shareholder of ONB holds five percent (5%) or more of ONB's outstanding common stock.

     ONB also has 2,000,000 shares of Series A, no par value, preferred stock authorized. The preferred stock has no stated dividend rate. No shares of ONB preferred stock have been issued, and ONB presently has no intent and no commitments to issue any of such shares. However, during the first fiscal quarter of 1990, ONB declared and paid a dividend in the form of rights ("Rights") to purchase shares of its Series A preferred stock pursuant to a Rights Agreement. One Right was issued for each outstanding share of ONB common stock. Subsequent issuances of ONB common stock also included such Rights.
Each Right entitles the holder thereof, upon the occurrence of certain events involving a change in control of ONB, to purchase from ONB 1/100 of a share of the Series A preferred stock at an initial purchase price equal to $60.00, subject to adjustment. Unless earlier exercised or redeemed, the Rights will expire at the close of business on March 1, 2000. A

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Old National Bancorp
The National Bank of Carmi
April 12, 1996
Page 2

Right is transferred automatically with a transfer of each underlying share of ONB common stock, and future issuances of ONB common stock will also include such Rights.

     ONB maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. ONB is the parent corporation of an affiliated group of subsidiaries consisting of twenty-five (25) operating banks, one (1) insurance company, one (1) realty company, one (1) data processing company and three (3) national trust companies ("ONB Group"). The ONB Group files a consolidated federal income tax return and will continue to file consolidated federal income tax returns after the effective time of the Mergers.

     B.   MERGER BANK
          -----------

     Merger Bank maintains its principal office at 116 West Main Street, Carmi, Illinois 62821. Merger Bank is a national banking association duly organized and validly existing under the laws of the United States of America. Merger Bank does not own or operate any subsidiaries. As of the date hereof, Merger Bank has 20,000 shares of voting, no par value, common stock authorized, all of which are issued and outstanding and held by ONB.

     Merger Bank maintains its accounting on a calendar year basis, and compute its income under the accrual method of accounting. Merger Bank files as a member of the ONB consolidated federal income tax return.

     C.   THE NATIONAL BANK OF CARMI
          --------------------------

     Carmi maintains its principal office at 116 West Main Street, Carmi, Illinois 62821. Carmi is a national banking association duly organized and validly existing under the laws of the United States of America. As of December 31, 1995, Carmi had 100,000 shares of voting, $10.00 par value, common stock authorized, all of which shares were issued and outstanding.

     Carmi common stock is not actively traded and there has never been an
established public trading market for its stock.    Carmi has no class or series
of capital stock authorized other than the common stock. There are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of Carmi common stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of Carmi, by which Carmi is or may become bound.

     The following table sets forth, as of February 9, 1996, certain information about each person known to the management of Carmi to be beneficial owners of more than 5% of the outstanding shares of Carmi common stock.

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Old National Bancorp
The National Bank of Carmi
April 12, 1996
Page 3

NAME OF                          AMOUNT AND NATURE OF
BENEFICIAL OWNER               BENEFICIAL OWNERSHIP (1)  PERCENT OF CLASS (2)
- -----------------------------  ------------------------  --------------------

William H. Bayley                        6,900                   6.9%

Richard Benneatt Bayley (3)              7,500                   7.5

Rebstock Oil Company                     8,400                   8.4

David L. Stanley                         7,500                   7.5

Rebecca R. Stanley                       7,500                   7.5

(1) The number of shares shown as being beneficially owned are those shares over which the shareholder has either sole or shared voting or investment power. The information contained in this column is based upon information obtained from shareholder records of Carmi and information furnished to Carmi by the person listed.

(2) Calculated based upon 100,000 shares of Carmi common stock outstanding as of February 9, 1996.

(3) The shares are beneficially owned by the Richard Benneatt Bayley Revocable Living Trust over which Mr. Bayley has sole voting and investment power.

     Carmi maintains its accounting on a calendar year basis, and computes its income under the accrual method of accounting. Carmi is the parent corporation of one (1) insurance agency (collectively, the "Carmi Group"). The Carmi Group files a consolidated federal income tax return.

                               BUSINESS PURPOSES
                               -----------------

     The shareholders of ONB and the shareholders of Carmi desire to reorganize their stock interests to accomplish the following business objectives:

     1. To obtain greater financial and managerial strength for future growth and to achieve economies of scale and other operational benefits.

     2. To allow ONB and Carmi to compete more effectively with other financial institutions and financial services providers and to enable Carmi to provide new or broader services to its customers.
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Old National Bancorp
The National Bank of Carmi
April 12, 1996
Page 4

     3. To provide the shareholders of Carmi an interest in a more widely held enterprise that is potentially more liquid than Carmi common stock.

     4. To allow ONB greater access to the financial services market in the Carmi, Illinois area.

                              PROPOSED TRANSACTION
                              --------------------

     As used herein, "Code" refers to the Internal Revenue Code of 1986, as amended, and "Regulations" refers to regulations promulgated thereunder by the Secretary of the Treasury, all as in effect as of the date of this opinion.

     To accomplish the objectives specified above, ONB, Merger Bank and Carmi have entered into an Agreement of Affiliation and Merger, dated March 15, 1996, as amended ("Agreement"). Pursuant to the Agreement, the Merger will involve the merger of Carmi with and into Merger Bank, with Merger Bank as the surviving bank. Merger Bank will continue as a wholly-owned subsidiary of ONB. At the effective time of the Merger, each issued and outstanding share of Carmi common stock will be converted into the right to receive solely three and 885/1000 (3.885) shares of ONB common stock (subject to certain adjustments as set forth in the Agreement).

     No fractional shares of ONB common stock will be issued with respect to fractional share interests arising from the exchange ratio specified above. Rather, any shareholder of Carmi entitled to a fractional share interest of ONB common stock will receive cash in lieu thereof in an amount equal to such fraction multiplied by the Average Price Per Share (as defined in the Agreement) of ONB common stock. The payment of cash in lieu of fractional share interests of ONB common stock is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares and does not represent separately bargained-for consideration.

     No cash or other property, except for ONB common stock and cash paid in lieu of fractional shares, will be allocated to the shareholders of Carmi. Shareholders of Carmi who properly exercise and perfect statutory dissenters' rights shall have the rights accorded to dissenting shareholders under 12 U.S.C.
(S)215a, as amended.

     The Agreement will be submitted to the shareholders of Carmi for approval at a meeting called and held in accordance with applicable law and the Charter and By-Laws of Carmi. Approval of the Merger by the shareholders of ONB is not contemplated or required. The Merger requires approval by the Boards of Directors of ONB and Carmi.

     The proposed Merger is subject to approval by the Board of Governors of the Federal Reserve System and the Illinois Commissioner of Banks and Trust Companies and the Office of the Comptroller of the Currency. The above-referenced regulatory agencies have not yet approved the Merger.
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Old National Bancorp
The National Bank of Carmi
April 12, 1996
Page 5

     The shares of ONB common stock will, when issued to non-dissenting shareholders of Carmi in accordance with the Agreement, be validly issued, fully paid and nonassessable and registered under the Securities Act of 1933, as amended.

                                  ASSUMPTIONS
                                  -----------

     In connection with the Merger, we have relied upon the following assumptions for the purpose of issuing this opinion:

     1. As ONB owns one hundred percent (100%) of the capital stock of Merger Bank, no additional Merger Bank capital stock is being issued or exchanged in the Merger.

     2. There is no plan or intention by the shareholders of Carmi who own one percent (1%) or more of the shares of Carmi common stock, and there is no plan or intention on the part of the remaining shareholders of Carmi, to sell, exchange or otherwise dispose of a number of shares of ONB common stock received in the Merger that would reduce the Carmi shareholders' ownership of ONB common stock to a number of shares having a value, as of the effective time of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding shares of common stock of Carmi as of the same date. For purposes of this assumption, shares of Carmi common stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of ONB common stock will be treated as outstanding Carmi common stock as of the effective time of the Merger. Moreover, shares of Carmi common stock and shares of ONB common stock held by Carmi shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the effective time of the Merger will be considered in making this assumption.

     3. Merger Bank will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Carmi immediately prior to the Merger. For purposes of this assumption, amounts paid by Carmi to dissenters, amounts paid by Carmi to shareholders who receive cash or other property, amounts of Carmi assets used to pay its reorganization expenses, and amounts of all redemptions and distributions (except for regular, normal dividends) made by Carmi immediately preceding the transfer, will be included as assets of Carmi held immediately prior to the effective time of the Merger.

     4. Prior to the Merger, ONB will be in control of Merger Bank within the meaning of Section 368(c) of the Code.

     5. Following the Merger, Merger Bank will not issue additional shares of its common stock that would result in ONB losing control of Merger Bank within the meaning of Section 368(c) of the Code.

     6. Merger Bank has no plan or intention to reacquire any of its common stock constructively issued in the Merger. ONB has no plan or intention to reacquire any of its common
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Old National Bancorp
The National Bank of Carmi
April 12, 1996
Page 6

stock issued in the Merger other than through unrelated periodic purchases on an anonymous basis on the open market at open market prices.

     7. ONB has no plan or intention to liquidate Merger Bank; to merge Merger Bank with and into another corporation; to sell or otherwise dispose of the common stock of Merger Bank; or to cause Merger Bank to sell or otherwise dispose of any of the assets of Carmi acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

     8. The liabilities of Carmi assumed by Merger Bank and the liabilities to which the transferred assets of Carmi are subject were incurred by Carmi in the ordinary course of its business.

     9. The fair market value of the ONB common stock and other consideration received by each Carmi shareholder will be approximately equal to the fair market value of the Carmi common stock surrendered in the exchange.

     10. Following the Merger, Merger Bank will continue the historic business of Carmi or use a significant portion of Carmi's historic business assets in a business.

     11. ONB, Merger Bank, Carmi and the shareholders of Carmi will pay their respective expenses, if any, incurred in connection with the Merger.

     12. There is no intercorporate indebtedness existing between ONB and Carmi or between Merger Bank and Carmi that was issued, acquired or will be settled at a discount.

     13.  No two parties to the Merger are investment companies as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

     14. Carmi is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     15. The fair market value of the assets of Carmi transferred to Merger Bank will equal or exceed the sum of the liabilities assumed by Merger Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

     16. The payment of cash in lieu of fractional shares of ONB common stock resulting from the Merger exchange ratio under the Agreement is solely for the purpose of avoiding the expense and inconvenience to ONB of issuing fractional shares of ONB common stock and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Carmi shareholders instead of issuing fractional shares of ONB common stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Carmi shareholders in exchange for their shares of Carmi common stock. The fractional share
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Old National Bancorp
The National Bank of Carmi
April 12, 1996
Page 7

interests of each Carmi shareholder will be aggregated, and no Carmi shareholder will receive cash in an amount equal to or greater than the value of one (1) full share of ONB common stock.

     17. None of the compensation received by any shareholder-employee of Carmi will be separate consideration for, or allocable to, any of their shares of Carmi common stock; none of the shares of ONB common stock received by any shareholder-employee of Carmi will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee of Carmi will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                                    OPINION
                                    -------

     Based solely upon the facts, assumptions and other information set forth herein, and so long as such facts, assumptions and other information are true and correct on the date of consummation of the Merger, it is our opinion with respect to the Merger that:

     1. Provided that the merger of Carmi with and into Merger Bank qualifies as a statutory merger under applicable law, and, following the Merger, Merger Bank will hold substantially all of its assets and the assets of Carmi, and, in the Merger the shareholders of Carmi will constructively exchange an amount of stock constituting control of Carmi (within the meaning of Section 368(c) of the Code) solely for ONB voting common stock, the proposed merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Code. The reorganization will not be disqualified by reason of the fact that voting stock of ONB is being used in the merger. For purposes of this opinion, "substantially all" means at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets of Carmi. ONB, Merger Bank and Carmi will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Carmi on the transfer of substantially all of its assets to Merger Bank and the assumption by Merger Bank of the liabilities of Carmi.

     3. No gain or loss will be recognized by ONB or Merger Bank on the receipt by Merger Bank of substantially all of the assets of Carmi in constructive exchange for ONB common stock and the assumption by Merger Bank of Carmi's liabilities.

     4. No gain or loss will be recognized by the shareholders of Carmi upon the deemed exchange of Carmi common stock solely for ONB common stock.

     The opinions expressed herein represent our conclusions as to the application of existing federal income tax law to the facts as presented to us relating to the Merger, and we give no
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Old National Bancorp
The National Bank of Carmi
April 12, 1996
Page 8

assurance that changes in such law or any interpretation thereof will not affect the opinions expressed by us. Moreover, there can be no assurance that these opinions will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinions. We express no opinion on the treatment of the Merger under the income tax laws of any state or other taxing jurisdiction. We assume no obligation to advise you of any changes concerning the above, whether or not deemed material, which may hereafter come or be brought to our attention. The opinions expressed herein are a matter of professional judgment and are not a guarantee of result.

     This opinion letter is addressed to you and is solely for your use in connection with the Merger and your role as members of your respective Boards of Directors. We assume no professional responsibility to any other person or entity whatsoever, including, without limitation, any shareholder of ONB or any shareholder of Carmi. Accordingly, the opinions expressed herein are not to be utilized or quoted by, or delivered or disclosed to, in whole or in part, any other person, corporation, entity or governmental authority without, in each instance, our prior written consent.

                         Very truly yours,


                         /s/ KRIEG DeVAULT ALEXANDER & CAPEHART

                         KRIEG DeVAULT ALEXANDER & CAPEHART